Media:	Investor Relations:
Eric Miscoll	David K. Waldman
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020 x101

FOR IMMEDIATE RELEASE

TXP LINE OF CREDIT INCREASED TO $3 MILLION

RICHARDSON, TEXAS - December 28, 2006 -TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics and telecommunications industry, today announced that on December 21, 2006, the Company consummated a second Loan Agreement dated as of November 15, 2006 which renews and supersedes the prior Loan Agreement dated as of August 3, 2006 and increased the Company’s line of credit from $1,000,000 to $3,000,000 with its regional bank to be used by the Company for working capital and general corporate purposes. As previously announced, the Company entered an agreement, whereby it has secured an additional $2.0 million of assets from an outside investor, which is being held as collateral for the revolving line of credit. As such, the Company has additional borrowing capacity it could access should the need arise.

About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP-Retrofit Solutions, and iPhotonics. For more information visit: www.iphotonics.com.

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

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